EXHIBIT 23

     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-04871, 33-04869 and 33-18331) of Tupperware Corporation of our report dated June 5, 1998, relating to the financial statements of Tupperware Corporation Retirement Savings Plan for the year ended December 31, 1997, appearing in this Form 11-K/A.



Price Waterhouse LLP
Orlando, Florida
June 26, 1998